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                                                                    Exhibit j(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 5, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Credit Suisse Institutional Money Market Fund, Inc. (comprised of Prime Portfolio and Government Portfolio), which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
April 10, 2003